Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Incentive Plan and the Amended and Restated 2005 Equity Incentive Plan of Zillow, Inc. of our report dated April 18, 2011 (except Note 15 as to which the date is July 14, 2011), with respect to the financial statements of Zillow, Inc. included in the Registration Statement on Form S-1 (No. 333-173570) and related Prospectus of Zillow, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 4, 2011